EXHIBIT 99.1

News Release

BOARDWALK ANNOUNCES $250 MILLION OFFERING OF SENIOR NOTES BY ITS TEXAS GAS SUBSIDIARY

HOUSTON, March. 24, 2008 — Boardwalk Pipeline Partners, LP (NYSE: BWP) today announced that its wholly owned subsidiary, Texas Gas Transmission, LLC ("Texas Gas"), priced a private placement of $250 million aggregate principal amount of 5.50% senior notes due 2013.  Texas Gas expects the offering to close on March 27, 2008. Texas Gas plans to use the proceeds from the offering to fund a portion of the cost of its expansion projects.
The securities have been offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

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Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,550 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 155 Bcf.

This press release may include "forward-looking statements" as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Boardwalk Pipeline Partners, LP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Boardwalk Pipeline Partners, LP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in Boardwalk Pipeline Partners, LP's annual and quarterly reports filed with the Securities and Exchange Commission.

CONTACT:

Jamie Buskill
Sr. Vice President and Chief Financial Officer
713-479-8082

Or

Petra Tabor
Investor Relations
866-913-2122